Exhibit 10.24

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 7, 2010 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and IMPINJ, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with the terms of the applicable Loan Documents.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (A) Five Hundred Thousand Dollars ($500,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the FX Reduction Amount, or (B) the lesser of Revolving Line or the Domestic Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the FX Reduction Amount.

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to one hundred percent (100%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the lesser of (A) Five Hundred Thousand Dollars ($500,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), or (B) the lesser of Revolving Line or the Domestic Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4 Cash Management Services Sublimit. Borrower may use the Revolving Line for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), in an aggregate amount not to exceed the lesser of (A) Five Hundred Thousand Dollars ($500,000), minus (i) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (ii) the FX Reduction Amount, or (B) the lesser of Revolving Line or the Domestic Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, minus the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (iii) the FX Reduction Amount. Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances. Notwithstanding anything in this Agreement, Borrower’s existing business credit card line of One Hundred Thousand Dollars ($100,000) with Bank shall not be deemed usage of the Cash Management Services.

2.1.5 Term Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, (i) on the Effective Date, or as soon thereafter as all conditions precedent to the making of the Term Advances have been met, Bank shall make a single advance to Borrower (the “Tranche A Term Advance”) in a principal amount equal to Tranche A and (ii) during the Draw Period, and upon written request by Borrower, Bank shall make advances (each, a “Tranche B Term Advance” and, collectively, “Tranche B Term Advances”) not exceeding Tranche B.

(b) Repayment. The Tranche A Term Advance is payable in (i) twenty four (24) consecutive equal monthly installments of principal plus (ii) monthly payments of accrued interest, beginning on May 1, 2011 and continuing on the first day of each month thereafter through the Tranche A Term Maturity Date. Each Tranche B Term Advance shall immediately amortize and be payable in twenty seven (27) equal payments of principal and interest beginning on the first day of the month following such Tranche B Term Advance and continuing on the first day of each month thereafter. Notwithstanding the foregoing, all unpaid principal and interest on each Tranche B Term Advance shall be due on the applicable Tranche B Term Maturity Date.

(c) Prepayment. At Borrower’s option, Borrower shall have the option to prepay all, but not less than all, of the Term Advances advanced by Bank under this Agreement, provided Borrower (a) provides written notice to Bank of its election to prepay the Term Advances at least ten (10) days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the Term Advances through the date the prepayment is made; (ii) all unpaid principal with respect to the Term Advances; (iii) the Make Whole Premium; and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement; provided however, the Make Whole Premium shall not be payable if Borrower’s refinances the Term Advances with another division of Bank.

2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount exceeds the lesser of either the Revolving Line or the Domestic Borrowing Base, Borrower shall immediately pay to Bank in cash such excess. If, at any time, the outstanding principal amount of any EX-IM Advances exceeds the lesser of the EX-IM Committed Line or the Foreign Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of the Prime Rate or four percent (4.00%) which interest shall be payable monthly in accordance with Section 2.3(f) below.

(ii) Term Advances. Subject to Section 2.3(b), the principal amount outstanding for each Term Advance shall accrue interest at a floating per annum rate equal to the greater of one half of one percent (0.50%) above the Prime Rate or five percent (5.00%) which interest shall be payable monthly in accordance with Section 2.3(f) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f) Interest Payment Date. Unless otherwise provided, interest is payable monthly on the first calendar day of each month.

2.4 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of Twenty Five Thousand Dollars ($25,000) on the Effective Date which shall include fees payable to EX-IM Bank;

(b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a letter of credit fee of two percent (2.00%) per annum of the Dollar Equivalent of the face amount of each Letter of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(c) Make-Whole Premium. The Make-Whole Premium when due pursuant to the terms of Section 2.1.5(c); and

(d) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement which fees for the documentation and negotiation of this Agreement will not exceed Seventeen Thousand Five Hundred Dollars ($17,500) as of the Effective Date) incurred through and after the Effective Date, when due.

2.5 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Bank shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of Borrower with Bank (or an account maintained by an Affiliate of Bank), the order and method of such application to be in the sole discretion of Bank. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Control Agreement(s), if any;

(c) the duly executed EX-IM Loan Documents;

(d) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f) duly executed original signature to a payoff letter from Horizon;

(g) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h) the Perfection Certificate of Borrower, together with the duly executed original signatures thereto;

(i) a landlord’s consent in favor of Bank for Borrower’s Seattle, WA location by the landlord thereof, together with the duly executed original signatures thereto;

(j) satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(k) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) except as otherwise provided in Section 3.5(a), timely receipt of an executed Payment/Advance Form;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Post-Closing Conditions. Within thirty (30) days after the Effective Date, Bank shall have received, in form and substance satisfactory to Bank, (i) a bailee waiver for Borrower’s Kent, WA warehouse location by the owner thereof, together with the duly executed original signatures thereto, (ii) the Warrant, together with duly executed original signatures thereto and (iii) a copy of Borrower’s Investor Rights Agreement and any amendments thereto.

3.4 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.5 Procedures for Borrowing.

(a) Advances; Term Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance or a Term Advance set forth in this Agreement, to obtain an Advance or a Term Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance or the Term Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances and Term Advances to the Designated Deposit Account. Bank may make Advances and Term Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances or Term Advances are necessary to meet Obligations which have become due.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Accounts Receivable; Inventory.

(a) For each Account with respect to which Advances and/or EX-IM Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Domestic Account or EX-IM Eligible Foreign Account.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Domestic Accounts and EX-IM Eligible Foreign Account are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. If an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Domestic Account and/or EX-IM Eligible Foreign Account. All sales and other transactions underlying or giving rise to each Eligible Domestic Account and/or EX-IM Eligible Foreign Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Domestic Accounts or EX-IM Eligible Foreign Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Domestic Accounts and EX-IM Eligible Foreign Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

(c) For any item of Inventory consisting of EX-IM Eligible Foreign Inventory in any Borrowing Base Certificate, such Inventory (i) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (ii) meets all applicable governmental standards; (iii) has been manufactured in compliance with the Fair Labor Standards Act; (iv) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; and (v) is located at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory).

5.4 Litigation. Except as otherwise disclosed to Bank, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000).

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except, in each case, where the failure to file such returns or reports, or to pay such taxes, assessments, deposits and contributions could not reasonably be expected to have a material adverse effect on Borrower’s business. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to repay Indebtedness outstanding to Horizon, as working capital and to Fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Deliver to Bank:

(a) Borrowing Base Reports. Within thirty (30) days after the last day of each month, (i) aged listings of foreign and domestic accounts receivable and accounts payable (by invoice date), (ii) a report of deferred revenue and (iii) perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment (the “Borrowing Base Reports”);

(b) Borrowing Base Certificates. Within thirty (30) days after the last day of each month and together with the Borrowing Base Reports, a duly completed Domestic Borrowing Base Certificate and a duly completed EX-IM Borrowing Base Certificate, each signed by a Responsible Officer;

(c) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(e) Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (or for the 2009 fiscal year qualified only for going concern, or for the 2010 fiscal year and each year thereafter, qualified only for going concern so long as Borrower’s investors provide additional equity as needed) on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(f) EX-IM Reporting. In addition to any reporting requirements in the EX-IM Loan Documents, within thirty (30) days after the last day of each fiscal quarter, deliver to Bank copies of (i) individual invoices equal to or greater than ten percent (10%) of all outstanding EX-IM Eligible Foreign Accounts (as reported at quarter-end) and (ii) individual export order equal to or greater than ten percent (10%) of all outstanding EX-IM Eligible Foreign Inventory (as reported at quarter-end);

(g) Other Statements. Within ten (10) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(h) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more;

(i) Projections. As soon as available, but no later than forty five (45) days prior to the last day of Borrower’s fiscal year, board approved financial projections.

(j) Other Financial Information. Such other budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Hundred Fifty Thousand Dollars ($150,000).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent. During the continuance of an Event of Default, proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property (or the purchase of other property otherwise useful in the Borrower’s business); provided that any such replaced or repaired property shall be deemed Collateral in which Bank has been granted a first priority security interest.

6.6 Operating Accounts.

(a) Maintain its primary and its Subsidiaries’ primary operating and other deposit accounts with Bank and no later than thirty (30) days after the Effective Date and at all times thereafter, maintain all its and all its Subsidiaries investment accounts with Bank and Bank’s Affiliates.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such or (ii) Borrower’s account numbers                      and                      held at Comerica Bank to secure certain letters of credit in the original face amount of Seven Hundred Fifty Thousand Dollars ($750,000) (collectively, the deposit accounts referred to in clauses (i) and (ii) shall be referred to as the “Excluded Accounts”).

6.7 Financial Covenants. Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower:

(a) Tangible Net Worth. A Tangible Net Worth of at least Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) stepping up as of the last day of each quarter by an amount equal to (without duplication) (i) fifty percent (50%) of Net Income, plus (ii) twenty five percent (25%) of any New Capital received by Borrower in excess of Five Million Dollars ($5,000,000) but less than Seven Million Dollars ($7,000,000) plus (iii) fifty percent (50%) of any New Capital received by Borrower in excess of Seven Million Dollars ($7,000,000); provided however in no case shall the aggregate Tangible Net Worth requirement step ups in subsections (ii) and (iii) above with respect to any New Capital (provided that New Subordinated Debt shall only be included in this calculation of New Capital if fifty percent (50%) or more of such New Subordinated Debt is issued to existing investors of Borrower) exceed Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) in the aggregate.

(b) New Capital. Borrower shall have received at least Five Million Dollars ($5,000,000) in New Capital no later than June 30, 2010.

6.8 Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall use its commercially reasonable efforts to take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every six (6) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling. Bank and Borrower hereby agree that the Initial Audit shall be completed no later than ninety (90) days after the Effective Date.

6.11 Formation or Acquisition of Subsidiaries. At the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, tease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for

Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in Key Person where the Company’s Board of Directors does not replace such Key Person with a replacement reasonably acceptable to Bank within ninety (90) days of such change or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least ten (10) Business Days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee (other than with respect to Borrower’s warehouse in Penang, Malaysia), and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except with respect to transactions otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date, the Tranche A Term Maturity Date or the Tranche B Term Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.10 or 6.11 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any of the other Loan Documents (other than the EX-IM Loan Documents), and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (b) any default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business. Notwithstanding any provision of this Agreement or any Loan Document, any non-payment default arising under any EX-IM Loan Documents shall not constitute an Event of Default hereunder unless the event giving rise to such default also separately constitutes an Event of Default pursuant to the terms of this Agreement.

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; or

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and in the case of clause (a) or clause (b) such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such

Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to result in a Material Adverse Change.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to one hundred percent (100%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or ()filer right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	IMPINJ, INC.
701 N. 34th Street, Suite 300
Seattle, WA 98103
Attn: Evan Fein, SVP of Finance & Administration
Fax: 206-517-5262
Email: evan.fein@impinj.com

If to Bank:	Silicon Valley Bank
901 5th Avenue, Suite 3900
Seattle, WA 98164
Attn: Nick Christian
Fax: (206) 624-0374
Email: nchristian@svb.com

11 CHOICE OF LAW VENUE JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms of the Warrant)

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13 DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized teams have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Domestic Borrowing Base minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances and any EX-IM Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base Certificate” means a Domestic Borrowing Base Certificate or an EX-IM Borrowing Base Certificate.

“Borrowing Base Report” is defined in Section 6.2(a).

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit E.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, EX-IM Advance, Letter of Credit, Term Advance, FX Forward Contract, amount utilized for Cash Management Services or any other extension of credit by Bank for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number                     , maintained with Bank.

“Digital China” means Digital China Macao Commercial Offshore Limited, an entity organized under the laws of China.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “S” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Borrowing Base” is (i) eighty percent (80%) of Eligible Domestic Accounts (other than Accounts where Digital China is the account debtor) plus (ii) the least of (a) 80% of Eligible Domestic Accounts where Digital China is the Account Debtor (b) Five Hundred Thousand Dollars ($500,000) or (c) and amount equal to fifteen percent (15%) of all Eligible Domestic Accounts, all as determined by Bank from Borrower’s most recent Domestic Borrowing Base Certificate; provided, however, that Bank may, upon fifteen (15) days’ prior written notice, decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect such Eligible Domestic Accounts.

“Domestic Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Draw Period” is the period of time from the Effective Date through January 31, 2011.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Eligible Domestic Accounts and EX-IM Eligible Foreign Accounts.

“Eligible Domestic Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date and upon fifteen (15) days prior written notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent.

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over ninety (90) days from invoice date;

(d) Accounts owing from an Account Debtor, in which fifty percent (50%) or more of the Accounts have not been paid within ninety (90) days of invoice date;

(e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States other than Digital China;

(f) Accounts billed and/or payable outside of the United States other than Digital China;

(g) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n) Accounts subject to trust provisions, subrogation rights of a bonding company or a statutory trust;

(o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(p) Accounts for which the Account Debtor has not been invoiced;

(q) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(r) Accounts for which Borrower has permitted Accounted Debtor’s payment to extend beyond 90 days;

(s) Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(t) Accounts that constitute Deferred Revenue offsets;

(u) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(v) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(w) Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded Accounts” is defined in Section 6.6.

“EX-IM” means the Export-Import Bank of the United States of America.

“EX-IM Advance” has the meaning set forth in the EX-IM Loan Agreement.

“EX-IM Borrower Agreement” means that certain Export-Import Bank of the United States Working Capital Guarantee Program, dated as of even date herewith by and between Bank and Borrower (as the same may from time to time be further amended, modified, supplemented or restated).

“EX-IM Borrowing Base Certificate” has the meaning set forth in the EX-IM Loan Agreement.

“EX-IM Eligible Foreign Accounts” has the meaning set forth in the EX-IM Loan Agreement.

“EX-IM Eligible Foreign Inventory” has the meaning set forth in the EX-IM Loan Agreement.

“EX-IM Loan Agreement” means that certain Loan and Security Agreement (EX-IM Loan Facility) dated of even date herewith by and between Bank and Borrower (as the same may from time to time be further amended, modified, supplemented or restated).

“EX-IM Loan Documents” means collectively, the EX-IM Loan Agreement, EX-IM Borrower Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with the EX-IM Loan Agreement. alt as amended, extended or restated.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Horizon” means Horizon Technology Funding Company V LLC.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Initial Audit” is Bank’s inspection of the Collateral with results satisfactory to Bank in its sole and absolute discretion.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source, object or programming code and software;

(d) any and all design rights which may be available to a Borrower;

(e) any and all published and unpublished works of authorship (including, without limitation, databases and compilations of information);

(f) any and all internet domain names (including any right related to the registration thereof), trade names, brand names, d/b/a’s, logos, symbols, and trade dress;

(g) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(h) and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” means each of (i) Evan Fein, SVP of Finance & Administration and (ii) William Colleran – CEO.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the EX-IM Loan Documents, the Warrant, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Make Whole Premium” is an amount equal to (i) one percent (1.00%) of the outstanding Term Advances if the prepayment is made on or before the first anniversary of the date hereof; (ii) one half of one percent (0.50%) of the outstanding Term Advances if the prepayment is made on or after the first anniversary hereof but before the second anniversary hereof; and (iii) zero percent (0%) of the outstanding Term Advances if the prepayment is made on or after the second anniversary hereof.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“New Capital” means New Equity and New Subordinated Debt.

“New Equity” means net cash proceeds received by Borrower after the Effective Date from the sale of Borrower’s equity securities to investors and on terms and conditions reasonably acceptable to Bank.

“New Subordinated Debt” means Subordinated Debt proceeds received by Borrower after the Effective Date.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a), (c) and (j) of the definition of “Permitted Liens” hereunder;

(g) other Indebtedness in an aggregate principal amount not to exceed Fifty Thousand Dollars ($50,000) at any time; and

(h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate and;

(b) (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest and Investments consisting of the Excluded Accounts;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i) Investments in an amount not to exceed Fifty Thousand Dollars ($50,000) in any calendar year.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of Comerica Bank in Borrower’s account numbers                      and                      held at such financial institution to secure certain letters of credit in the original face amount of Seven Hundred Fifty Thousand Dollars ($750,000); and

(k) Liens in favor of other financial institutions arising in connection with (i) the Excluded Accounts and (ii) Borrower’s other deposit and/or securities accounts held at such institutions, provided that in the case of accounts described in clause (ii) above, Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Senior Vice President of Finance and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to Four Million Dollars ($4,000,000).

“Revolving Line Maturity Date” is three hundred sixty four (364) days from the Effective Date.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, Patents, Trademarks, Copyrights, and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets minus (b) Total Liabilities.

“Term Advance” or “Term Advances” means the Tranche A Term Advance and the Tranche B Term Advances.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness but excluding up to Seven Million Dollars ($7,000,000) of New Subordinated Debt.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Tranche A” means a Term Advance in an aggregate amount of up to One Million Five Hundred Thousand Dollars ($1,500,000).

“Tranche A Term Advance” has the meaning assigned in Section 2.1.5(a).

“Tranche A Term Maturity Date” means April 1, 2013.

“Tranche B” means a Term Advance or Term Advances in an aggregate amount of up to Five Hundred Thousand Dollars ($500,000).

“Tranche B Term Advances” has the meaning assigned in Section 2.1.5(a).

“Tranche B Term Maturity Date” is, for each Tranche B Term Advance, a date twenty seven (27) months after such Tranche B Term Advance but no later than April 1, 2013.

“Transfer” is defined in Section 7.1.

“Warrant” is that certain Warrant to Purchase Stock in the form attached hereto as Exhibit E and executed and delivered by Borrower to Bank no later than thirty (30) days after the Effective Date.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

IMPINJ, INC.

By	/s/ Evan Fein

Name:	Evan Fein

Title:	SVP Finance

BANK:

SILICON VALLEY BANK

By	/s/ Nick Christian

Name:	Nick Christian

Title:	Relationship Manager

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property, (ii) Bank account numbers                      and                      held at Comerica Bank to secure certain letters of credit the original face amount of Seven Hundred Fifty Thousand Dollars ($750,000) if the granting of a lien hereunder in such property is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law), provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral, or (iii) more than 65% of the issued and outstanding voting capital stock of any Subsidiary that is organized in a jurisdiction other than the United States or any state or territory thereof.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B - LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME*

Fax To:	Date: 5/7/10

LOAN PAYMENT: IMPINJ, INC.

From Account #
(Deposit Account #)

Principal $

Authorized Signature:

Print Name/Title:

To Account #
(Loan Account #)

and/or Interest $

Phone Number:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	New
(Deposit Account #)

Principal	$1,500,000.00

To Account #
(Loan Account #)

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the ate of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties tat already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date all be true, ac rate and complete in all material respects as of such date:

Authorized Signature:	/s/ Evan Fein

Print Name/Title:	Evan Fein

Phone Number:	206-834-1050

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Pacific Time

Beneficiary Name:

Beneficiary Bank:

City and State:

Amount of Wire: $
Account Number:
Amount of Wire: $

Beneficiary Bank Transit (ABA) #:

Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

or Further Credit to:

Special Instruction:

By signing below. I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set, forth in the agreements(s) covering finds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:

Print Name/Title:

Telephone #:

2nd Signature (if required):

Print Name/Title:

Telephone #:

*	Unless otherwise provided for an Advance bearing interest at LIBOR.

EXHIBIT C

DOMESTIC BORROWING BASE CERTIFICATE

Borrower: Impinj, Inc.

Lender: Silicon Valley Bank

Commitment Amount:        $4,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable (invoiced) Book Value as of	$
2.	Additions (please explain on next page)	$
3.	Less: Intercompany / Employee / Non-Trade Accounts	$
4.	NET TRADE ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
5.	90 Days Past Invoice Date	$
6.	Credit Balances over 90 Days	$
7.	Balance of 50% over 90 Day Accounts (Cross-Age or Current Affected)	$
8.	Foreign Account Debtor Accounts	$
9.	Foreign Invoiced and/or Collected Accounts	$
10.	Contra/Customer Deposit Accounts	$
11.	Concentration Limits	$
12.	U.S. Governmental Accounts	$
13.	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$
14.	Accounts with Memo or Pre-Billings	$
15.	Contract Accounts: Accounts with Progress / Milestone Billings	$
16.	Accounts for Retainage Billings	$
17.	Trust / Bonded Accounts	$
18.	Bill and Hold Accounts	$
19.	Unbilled Accounts	$
20.	Non-Trade Accounts (if not already deducted above)	$
21.	Accounts with Extended Term Invoices (Net 90+)	$
22.	Chargeback Accounts / Debit Memos	$
23.	Product Returns/Exchanges	$
24.	Disputed Accounts; Insolvent Account Debtor Accounts	$
25.	Other (please explain on next page)	$
26.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$

27.	Eligible Accounts (#4 minus #26)	$
28.	ELIGIBLE AMOUNT OF ACCOUNTS (80% of #27)	$

BALANCES
29.	Maximum Loan Amount		$4,000,000
30.	Total Funds Available [Lesser of #28 or #29]	$
31.	Present balance owing on Line of Credit	$
32.	Outstanding under Sublimits	$
33.	Outstanding EX-IM Advances	$
34.	RESERVE POSITION (#30 minus #31, #32 and #33)	$

[Continued on following page.]

Explanatory comments from previous page:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Domestic Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:

By:

Authorized Signer
Date:

BANK USE ONLY

Received by:

AUTHORIZED SIGNER
Date: _

Verified:

AUTHORIZED SIGNER

Date:

Compliance Status:	Yes No

EXHIBIT D

BORROWING RESOLUTIONS

SVB >SiliconValley Bank

A Member of SVB Financial Group

CORPORATE BORROWING CERTIFICATE

BORROWER:	IMPINJ, INC.	DATE: May 7, 2010
BANK:	Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

Evan Fein	SVP Finance		☒

William T. Colleran	CEO & President	/s/ William T. Colleran	☒

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit From Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Issue Warrants. Issue warrants for Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

IMPINJ, INC.

By:	/s/ Evan Fein
Name:	Evan Fein
Title:	SVP Finance

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the CEO & President of Borrower, hereby certify as to paragraphs I through 5 above, as date set forth above.

[print title]

By:	/s/ William T. Colleran
Name:	William T. Colleran
Title:	CEO & President

EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	IMPINJ, INC.

The undersigned authorized officer of Impinj, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required			Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days			Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days			Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC			Yes No
Domestic Borrowing Base Certificate, EX-IM Borrowing Base Certificate, Domestic A/R & A/P Agings, Foreign A/R. & A/P Agings, Inventory Report, Deferred Revenue Report (if requested)	Monthly within 30 days			Yes No
EX-IM Invoices	Quarterly within 30 days			Yes No
Annual Projections	45 days prior to FYE			Yes No

Financial Covenant	Required	Actual		Complies

Maintain at all times	See Schedule	$		Yes No
Minimum Tangible Net Worth				Yes No
New Capital Milestone ($5,000,000)	6/30/10		:1.0	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

IMPINJ, INC.

By:

Name:

Title:

BANK USE ONLY

Received by:

AUTHORIZED SIGNER

Date:

Verified:

AUTHORIZED SIGNER

Date:

Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

Tangible Net Worth (Section 6.7(a))

Required: at least Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) stepping up as of the last day of each quarter by an amount equal to (i) fifty percent (50%) of Net Income, plus (ii) fifty percent (50%) of the principal amount of any New Subordinated Debt incurred by Borrower in an amount up to Five Million Dollars ($5,000,000), plus (iii) twenty five percent (25%) of any New Capital received by Borrower in excess of Five Million Dollars ($5,000,000) but less than Seven Million Dollars ($7,000,000) plus (iv) fifty percent (50%) of any New Capital received by Borrower in excess of Seven Million Dollars ($7,000,000); provided however in no case shall the aggregate Tangible Net Worth requirement step ups in subsections (iii) and (iv) above with respect to any New Capital (provided that New Subordinated Debt shall only be included in this calculation of New Capital if fifty percent (50%) or more of such New Subordinated Debt is issued to existing investors of Borrower) exceed Three Million Seven Hundred Filly Thousand Dollars ($3,750,000) in the aggregate.

Actual:

A.	Aggregate value of total assets of Borrower and its Subsidiaries	$

B.	Aggregate value of goodwill of Borrower and its Subsidiaries	$

C.	Aggregate value of intangible assets of Borrower and its Subsidiaries	$

D.	Aggregate value of obligations owing to Borrower from officers or Affiliates	$

E.	Aggregate value of any reserves not already deducted from assets	$

F.	Aggregate value of obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness	$

G.	Tangible Net Worth (line A minus line B minus line C minus line D minus line E minus line F)	$

Is line G equal to or greater than at least Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) stepping up as of the last day of each quarter by an amount equal to (i) fifty percent (50°A) of Net Income, plus (ii) fifty percent (50%) of the principal amount of any New Subordinated Debt incurred by Borrower in an amount up to Five Million Dollars ($5,000,000), plus (iii) twenty five percent (25%) of any New Capital received by Borrower in excess of Five Million Dollars ($5,000,000) but less than Seven Million Dollars ($7,000,000) plus (iv) fifty percent (50%) of any New Capital received by Borrower in excess of Seven Million Dollars ($7,000,000); provided however in no case shall the aggregate Tangible Net Worth requirement step ups in subsections (iii) and (iv) above with respect to any New Capital (provided that New Subordinated Debt shall only be included in this calculation of New Capital if fifty percent (50%) or more of such New Subordinated Debt is issued to existing investors of Borrower) exceed Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) in the aggregate.

No, not in compliance	Yes, in compliance

EXHIBIT F

WARRANT

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	IMPINJ, INC., a Delaware corporation
Number of Shares:	24,059
Class of Stock:	Series E Preferred
Warrant Price:	$2.286 per share
Issue Date:	June 2, 2010
Expiration Date:	The 10th anniversary after the Issue Date
Credit Facility:	This Warrant is issued in connection with the Term Loans referenced in the Loan and Security Agreement between Company and Silicon Valley Bank dated May 7, 2010.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, SILICON VALLEY BANK (Silicon Valley Bank, together with any registered holder from time to time of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3 Fair Market Value. If the Company’s common stock is traded in a public market and the Shares are common stock, the fair market value of each Share shall be the closing price of a Share reported for the business day immediately before Holder delivers its

Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the “price to public” per share price specified in the final prospectus relating to such offering). If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s common stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s common stock into which a Share is convertible. If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Treatment of Warrant Upon Acquisition of Company.

1.6.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where Holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.6.2 Treatment of Warrant at Acquisition.

A) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is not an asset sale and in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

B) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such

Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

C) Upon the closing of any Acquisition other than those particularly described in subsections (A) and (B) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Shares payable in common stock, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Articles or Certificate (as applicable) of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Diluting Issuances. The Warrant Price and the number of Shares issuable upon exercise of this Warrant or, if the Shares are preferred stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company’s Articles or Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Company’s Articles or Certificate (as applicable) of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to Holder.

2.4 No Impairment. The Company shall not, by amendment of its Articles or Certificate (as applicable) of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. Notwithstanding the foregoing, in no event shall the Company’s obligations pursuant to this Section 2.4 prohibit the Company from amending its Certificate of Incorporation with the requisite consent of its stockholders and its board of directors as required under Delaware law.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to Holder as follows:

(a) The initial Warrant Price referenced on the first page of this Warrant is not greater than (i) the price per share at which the Shares were last issued in an arms-length transaction in which at least $500,000 of the Shares were sold and (ii) the fair market value of the Shares as of the date of this Warrant.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s capitalization table attached hereto as Schedule 1 is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for sale any shares of the Company’s capital stock (or other securities convertible into such capital stock), other than (i) pursuant to the Company’s stock option or other compensatory plans, (ii) in connection with commercial credit arrangements or equipment financings, or (iii) in connection with strategic transactions for purposes other than capital raising; (c) to effect any reclassification or recapitalization of any of its stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which Holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which Holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to Holders of such registration rights. Company will also provide information requested by Holder reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

3.3 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall have certain “piggyback,” registration rights pursuant to and as set forth in the Company’s Investors’ Rights Agreement or similar agreement. The provisions set forth in the Company’s Investors’ Right Agreement or similar agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to Holder.

3.4 No Shareholder Rights. Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF HOLDER. Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5. MISCELLANEOUS.

5.1 This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND

APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Silicon Valley Bank (“Bank”) to provide an opinion of counsel if the transfer is to Bank’s parent company, SVB Financial Group (formerly Silicon Valley Bancshares), or any other affiliate of Bank. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4 Transfer Procedure. After receipt by Bank of the executed Warrant, Bank will transfer all of this Warrant to SVB Financial Group by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

5.5 Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group

Attn: Treasury Department

3003 Tasman Drive, HA 200

Santa Clara, CA 95054

Telephone: 408-654-7400

Facsimile: 408-496-2405

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

IMPINJ, INC.

Attn: Evan Fein, SVP of Finance & Administration

701 N. 34th Street, Suite 300

Seattle, WA 98103

Fax: 206-517-5262

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

5.11 Lock-Up Agreement. Holder agrees to be bound by the “Lock-Up Agreement” provision (the “Lock-Up Provision”) in Section 1.14 of the Company’s Investors’ Rights Agreement dated July 3, 2008. The Lock-Up Provision set forth in the Investors’ Rights Agreement may not be amended, modified or waived without the prior consent of the Holder unless such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted pursuant to this Warrant.

[Signature page follows.]

“COMPANY”		Date: June 3, 2010

IMPINJ, INC.

By:	/s/ William T. Colleran	By:	/s/ Evan Fein

Name:	William T. Colleran	Name:	Evan Fein, SVP Finance
	(Print)		(Print)

Title:	Chairman of the Board, President or Vice President	Title:	Chief Financial Officer, Secretary, Assistant Treasurer or Assistant Secretary

“HOLDER”

SILICON VALLEY BANK

By:	/s/ Nick Christian

Name:	Nick Christian
(Print)

Title:	Relationship Manager

SCHEDULE 1

CAPITALIZATION TABLE

[See attached.]

APPENDIX 1

NOTICE OF EXERCISE

1. Holder elects to purchase                  shares of the Common/Series                  Preferred [strike one] Stock of IMPINJ, INC. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for                                                   of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof

HOLDER:

By:

Name:

Title:

(Date):

APPENDIX 2

ASSIGNMENT

For value received, Silicon Valley Bank hereby sells, assigns and transfers unto

Name:	SVB Financial Group
Address:	3003 Tasman Drive (HA-200) Santa Clara, CA 95054

Tax ID:	91-1962278

that certain Warrant to Purchase Stock issued by IMPINJ, INC. (the “Company”), on May       , 2010 (the “Warrant’) together with all rights, title and interest therein.

SILICON VALLEY BANK

By:

Name:

Title:

Date:

By its execution below, and for the benefit of the Company, SVB Financial Group makes each of the representations and warranties set forth in Article 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

SVB FINANCIAL GROUP

By:

Name:

Title: